FOR IMMEDIATE RELEASE

INHIBITEX COMPLETES PHASE I CLINICAL TRIALS FOR FV-100 AND SELECTS LEAD HCV COMPOUNDS FOR
ADVANCED PRECLINICAL STUDIES

Favorable Safety and Pharmacokinetic Data Support Evaluation of
Once-Daily Dosing of FV-100 in Phase II

ATLANTA, GA – February 9, 2009 — Inhibitex, Inc. (NASDAQ: INHX), a biopharmaceutical company focused on the development of products to treat serious infectious diseases, reported today that it has completed its Phase I clinical trials of FV-100, a highly potent and fast-acting oral compound being developed to treat shingles (herpes zoster). The recently completed trials include both a multiple ascending dose study in subjects aged 18-55 and a separate study conducted in subjects 65 years of age or older.

The blinded, placebo controlled multiple ascending dose trial was designed to evaluate the safety and pharmacokinetics of five oral doses of FV-100 (100, 200, 400 and 800 mg administered once a day and 400 mg administered twice daily, each for seven days) in healthy subjects aged 18-55. Each dose cohort consisted of six subjects that received FV-100 and two that received placebo.

The blinded, placebo controlled trial in elderly subjects aged 65 years and older was comprised of two cohorts. In the first cohort, 10 subjects received a single 400 mg dose of FV-100 and two received placebo. In the second cohort, 10 subjects received 400 mg of FV-100 administered once daily for seven consecutive days and two received placebo. The purpose of this study was to compare the safety and pharmacokinetics of FV-100 in older individuals, which represent approximately half of all shingles patients, to those of younger subjects from the Company’s single and multiple ascending dose Phase I trials.

The Company reported that in both trials there were no serious adverse events reported and FV-100 appeared to be well tolerated at all dose levels. Additionally, pharmacokinetic data demonstrated that all doses maintained mean drug plasma levels of the active form of FV-100 that exceeded the EC50 for approximately 24 hours, supporting the potential for once-a-day dosing in future trials. Finally, the pharmacokinetic profile of FV-100 in elderly subjects was similar to that of younger subjects. These safety and pharmacokinetic findings are consistent with those observed in the Company’s Phase I single ascending dose trial, the results of which were reported at ICAAC last year.

The Company plans to present the full data from these trials at a scientific conference later this year.

“We are very pleased with the favorable safety and pharmacokinetic results from our Phase I trials of FV-100,” stated Russell H. Plumb, president and chief executive officer of Inhibitex. “We believe these data support advancing the compound into a well-powered, human proof of concept Phase II trial in shingles patients. Subject to FDA review of our Phase I data and proposed protocol, we look forward to initiating such a trial as soon as practical.”

The Company also reported that it has selected lead candidates from its series of proprietary HCV nucleoside polymerase inhibitors for evaluation in advanced preclinical and Investigational New Drug application (IND) enabling studies. The decision to proceed into these advanced studies was based on favorable results from completed in vitro and in vivo studies, in which the candidates have demonstrated excellent potency in the HCV replicon assay, rapid conversion to triphosphate in human hepatocytes, triphosphate levels in the livers of orally dosed primates and rodents that exceed the EC90, and a favorable in vitro toxicity profile. Subject to the successful completion of IND-enabling studies, the Company’s goal is to initiate a first-in-man study in the first half of 2010.

About Shingles

Shingles, also known as herpes zoster, is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Worldwide, it is estimated that there are greater than 2.5 million cases of shingles each year. Shingles is generally characterized by skin lesions, acute infection-related pain, and in many cases post herpetic neuralgia (PHN), a painful and sometimes debilitating condition resulting from nerve damage caused by VZV that can last for several months or more. While shingles can develop in adolescents or adults of any age, it occurs predominantly in those 40 years of age and older.

About FV-100

Published in vitro studies have demonstrated that FV-100, an orally available nucleoside analogue, is more potent against VZV, and can inhibit its replication substantially faster, than any other antiviral agent currently approved for the treatment of shingles. Inhibitex believes these characteristics provide the potential for FV-100 to reduce the incidence and severity of shingles-related symptoms, including acute pain and PHN.

About HCV

Hepatitis C is a disease of the liver caused by the hepatitis C virus (HCV). It is estimated that approximately 4 million Americans, and 170 million individuals worldwide, are infected with HCV. Hepatitis C leads to chronic liver disease, cirrhosis and cancer, and is the leading cause of liver transplant in the United States.

Inhibitex is developing phosphoramidate nucleoside analogues, or pronucleotides (protides). The Company believes that protides possess several pharmacological advantages over their parent nucleoside, which include a significant increase in antiviral activity, higher concentrations of the triphosphate in liver, and potentially less toxicity due to reduced systemic exposure.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to FV-100, the Company’s preclinical pipeline includes a series of HCV nucleoside polymerase inhibitors and HIV integrase inhibitors. Inhibitex has also licensed its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines and to 3M for the development of diagnostics.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, including those related to the Company’s plan to present the full data from its recently completed Phase I trials of FV-100 at a scientific conference later this year; the potential for FV-100 to be dosed once-a-day and to further reduce the incidence and severity of shingles-related symptoms, including the incidence and severity of acute pain and PHN; the Company’s plan to initiate a proposed Phase II clinical trial of FV-100 in shingles patients and the proposed design of such a trial; the Company’s goal to initiate a first-in-man study with an HCV polymerase inhibitor in the first half of 2010; and the potential for protides to possess several pharmacological advantages over their parent nucleoside are forward-looking statements,. These plans, intentions, expectations, or time estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks that the results of future clinical studies may not confirm prior findings or support the further development of FV-100; IND enabling studies may not confirm prior preclinical findings or support the advancement of a HCV polymerase inhibitor into clinical trials; the Company not obtaining regulatory approval to advance the development of FV-100 or a HCV polymerase inhibitor; either the Company, the U.S. Food and Drug Administration (FDA) or an investigational review board (IRB) suspending or terminating the clinical development of FV-100 for safety or other reasons; FV-100 not proving to be efficacious in reducing shingles-related symptoms in future clinical trials; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, or SEC, on March 14, 2008, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 as filed with the SEC on November 10, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contact:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

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